As filed with the Securities and Exchange Commission on June 3, 2010
REGISTRATION NO. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BELK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	56-2058574 (I.R.S. Employer Identification Number)
2801 West Tyvola Road
Charlotte, North Carolina 28217
(Address, including zip code, of registrant’s principal executive offices)
BELK, INC.
2010 INCENTIVE STOCK PLAN
(Full Title of the Plan)
RALPH A. PITTS
Executive Vice President, General Counsel and Corporate Secretary
Belk, Inc.
2801 West Tyvola
Charlotte, North Carolina 28217
(704) 357-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
COPIES TO:
John D. Capers, Jr., Esq.
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Class B Common Stock, par value $.01	2,500,000 shares	$26.00	$65,000,000	$4,634.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based upon the price the Corporation has determined is the fair market value of the Class B Common Stock, which is the price at which the Corporation purchased such stock in its self tender offer completed May 19, 2010 and which price is higher than the book value of such stock.

     This Registration Statement on Form S-8 relates to 2,500,000 shares of Class B common stock, par value $.01 per share (the “Common Stock”), of Belk, Inc. (the “Corporation”), reserved for issuance pursuant to the Corporation’s 2010 Incentive Stock Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Item 1 and Item 2 of Part I will be sent or given to eligible participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:
1.	Our Annual Report on Form 10-K for the fiscal year ended January 30, 2010;

2.	Our Current Reports on Form 8-K filed on April 1, 2010 and on June 1, 2010; and

3.	The description of our Common Stock, contained in the registration statement on Form 8-A dated May 28, 1999, including any amendment or report filed for the purpose of updating such description.
     All documents that we file subsequent to this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
     Any statement contained in any document incorporated by reference or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or so superseded shall not be deemed to constitute a part of this Registration Statement.
     You may request a copy of these filings and the documents required to be delivered pursuant to Rule 428(b) of the Securities Act, without charge, by writing or telephoning us at Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attn: Corporate Secretary, phone: (704) 357-1000.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) generally provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute also provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. Our bylaws provide for indemnification by us of our directors, officers and employees.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.
     Article VI of our Second Amended and Restated Bylaws provides for indemnification as follows:
     Section 1. Indemnification. (a) Actions Other Than Those by or in the Right of the Corporation. (i) Subject to Section 1(d) of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     (ii) Subject to Section 1(d) of this Article VI, the Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     (iii) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     (b) Action by or in the Right of the Corporation. (i) Subject to Section 1(d) of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation (or such other corporation or organization) unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     (ii) Subject to Section 1(d) of this Article VI, the Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation (or such other corporation or organization) and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation (or such other corporation or organization) unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     (c) Successful Defense of Action. Notwithstanding, and without limitation of, any other provision of this Article VI, to the extent that a director, officer, employee or agent or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) or (b) of this Section 1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     (d) Determination Required. Any indemnification under paragraph (a) or (b) of this Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said paragraph. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not or were not parties to the particular action, suit or proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee designated by the Board of Directors consisting only of directors who are not or were not parties to the particular action, suit or proceeding, (iii) by independent legal counsel in a written opinion, or (iv) by the stockholders.
     (e) Advances. Expenses (including attorney’s fees) incurred by a director, officer, employee or agent or former director, officer, employee or agent in defending or investigating any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent or former director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. The right provided in the first sentence of this Section 1(e) is a contract right.
     Section 2. Insurance. The Corporation may, when authorized by the Board of Directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would be required to indemnify such person against such liability under the provisions of Section 1. The risks insured under any insurance policies purchased and maintained on behalf of any person as aforesaid or on behalf of the Corporation shall not be limited in any way by the terms of this Article VI and to the extent compatible with the provisions of such policies, the risks insured shall extend to the fullest extent permitted by law, common or statutory.
     Section 3. Nonexclusivity; Duration. The indemnification, rights, and limitations of liability provided by this Article VI shall not be deemed exclusive of any other indemnification, rights or limitations of liability to which any person may be entitled under the Amended and Restated Certificate of Incorporation, these Amended and Restated Bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise, either as to action in such person’s official capacity or as to action in another capacity while holding office, and they shall continue although such person has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. The authorization to purchase and maintain insurance set forth in Section 2 of this Article VI shall likewise not be deemed exclusive.
     Section 4. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, employee benefit plan, enterprise or non-profit entity.
     Section 5. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
     Section 6. Certain Definitions. For purposes of this Article VI, the reference to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.
     Article NINTH of our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that such provision shall not eliminate or limit the liability of a director to the extent provided by applicable law:
     (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (iii) under section 174 of the DGCL, or

     (iv) for any transaction from which the director derived an improper financial benefit.
     No amendment or repeal of Article NINTH shall apply to or have any effect on the liability or alleged liability of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Item 7. Exemptions from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.2 of the Corporation’s Annual Report on Form 10-K filed on April 15, 2004)

4.2	Amended and Restated Bylaws of the Corporation (incorporated by reference to pages B-34 to B-42 of the Corporation’s Registration Statement on Form S-4, filed on March 5, 1998 (File No. 333-42935))

5.1	Opinion of King & Spalding LLP

10.1	Belk, Inc. 2010 Incentive Stock Plan (incorporated by reference to Exhibit A to the Corporation’s Proxy Statement dated April 21, 2010)

23.1	Consent of KPMG LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 3rd day of June, 2010.

BELK, INC.
By:	/s/ Ralph A. Pitts
Ralph A. Pitts
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Thomas M. Belk, Jr. and Ralph A. Pitts, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of June, 2010:

Signature	Title

/s/ Thomas M. Belk, Jr. Thomas M. Belk, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

H. W. McKay Belk	President, Chief Merchandising Officer and Director

/s/ John R. Belk John R. Belk	President, Chief Operating Officer and Director

/s/ Jerri L. DeVard Jerri L. DeVard	Director

Signature	Title

/s/ J. Kirk Glenn, Jr. J. Kirk Glenn, Jr.	Director

/s/ Elizabeth Valk Long Elizabeth Valk Long	Director

/s/ Thomas C. Nelson Thomas C. Nelson	Director

/s/ John R. Thompson John R. Thompson	Director

/s/ John L. Townsend, III John L. Townsend, III	Director

/s/ Brian T. Marley Brian T. Marley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Rodney F. Samples Rodney F. Samples	Vice President and Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.2 of the Corporation’s Annual Report on Form 10-K filed on April 15, 2004)

4.2	Amended and Restated Bylaws of the Corporation (incorporated by reference to pages B-34 to B-42 of the Corporation’s Registration Statement on Form S-4, filed on March 5, 1998 (File No. 333-42935))

5.1	Opinion of King & Spalding LLP

10.1	Belk, Inc. 2010 Incentive Stock Plan (incorporated by reference to Exhibit A to the Corporation’s Proxy Statement dated April 21, 2010)

23.1	Consent of KPMG LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)